Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-14577, 333-65479, 333-41950, 333-90276, 333-135013, 333-144864, 333-152999, 333-153001, 333-159581, and 333-199323 on Form S-8 and Registration Statement No. 333-185095 on Form S-3 of our reports dated May 28, 2015, relating to the financial statements of Precision Castparts Corp. and subsidiaries, and the effectiveness of Precision Castparts Corp. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Precision Castparts Corp. for the year ended March 29, 2015.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon
May 28, 2015